Exhibit 10.6

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of April 1, 2014 (the “Effective Date”) is entered into by and between Milton H. Werner, Ph.D., an individual currently residing at 874 Birds ML SE, Marietta, Georgia, 30067 (“Executive”), and Inhibikase Therapeutics, Inc., a Delaware corporation, with its principal place of business located at 3350 Riverwood Parkway, Suite 1900, Atlanta, Georgia 30339 (the “Company”). Except as otherwise defined herein, capitalized terms and phrases shall have the meaning ascribed thereto in Section 14 of this Agreement.

WHEREAS, the Company and Executive desire to set forth the terms and conditions under which Executive shall be employed, and upon which Executive shall be compensated by the Company.

WHEREAS, the Company desires to continue to employ Executive as its President and Chief Executive Officer for the period and upon the terms and conditions set forth in this Agreement.

WHEREAS, Executive desires to serve in such capacities for such period and upon such terms.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Term. The Company agrees to employ Executive, and Executive accepts such employment with the Company, upon the terms and subject to the conditions set forth in this Agreement. Executive’s employment shall commence as of the Effective Date and shall continue until terminated in accordance with this Agreement (the “Term”).

2.	Title; Duties; Board Membership; Principal Place of Employment.

a.	Title; Duties. During the Term, Executive shall serve as the President and Chief Executive Officer of the Company, reporting directly to the Board. Executive shall perform such specific duties as are commensurate with such positions and such other duties as may be assigned to Executive from time to time by the Board.

b.	Board Membership. Executive will continue to serve as a member of the Board; provided, however, that Executive’s continued service as a member of the Board will be subject to any required stockholder approval.

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

c.	Principal Place of Employment. Executive’s principal place of employment shall be Atlanta, Georgia. In the event the Company relocates its headquarters, with Board approval, by more than twenty-five miles from its location as of the Effective Date, the Company shall reimburse Executive for the following expenses to the extent such expenses are incurred by Executive within six (6) months of the date of the relocation (collectively, the “Relocation Expenses”):

(A)	House Hunting. Out-of-pocket expenses (including house hunting trips, travel, seven (7) days hotel, car rental and meals) reasonably and actually incurred by him and his spouse for relocation from his current residence to the new location, in an amount not to exceed Ten Thousand Dollars ($10,000), fifty percent (50%) of which shall be paid by Company to Executive within thirty (30) days of Company’s receipt of supporting substantiation (the “Substantiation Date”) and the balance being paid within ninety (90) days following the date on which Executive completes his relocation (the “House Hunting Expenses”);

(B)	Interim Living Expenses. Three (3) months of lodging, meals and car rental for himself and his spouse in connection with such relocation (the “Interim Lodging Expenses”); provided, however, that Executive shall obtain prior written consent from Company prior to incurring all such expenses incurred in connection with lodging; provided, further, that Company shall not reimburse Executive for any such lodging expenses incurred by Executive following the date on which Executive moves into his primary residence; and

(C)	Return Visits. Four (4) round trip coach airline tickets; provided, however, that such tickets must be used by Executive within three (3) months of the office relocation; provided, further, that in the event Executive does not use the four (4) airline tickets within the time period set forth in this Section, a reasonable amount reflecting the cost of such unused airline tickets may be applied by Executive to other Relocation Expenses.

3.	Outside Activities. Executive shall serve the Company faithfully and to the best of his ability, shall use his business judgment, skill and best efforts to the advancement of the interests of the Company during the Term. Notwithstanding the foregoing, Executive may engage in other activities, such as outside consulting work, activities involving charitable, educational, religious, trade association, civic and similar types of organizations, speaking engagements and membership on the Board of Directors or equivalent of other organizations (collectively, “Outside Activities”), provided, however, that Executive’s participation in such Outside Activities is disclosed in writing and in advance to the Board of Directors or any designated committee thereof, consistent with applicable laws and Company policy and does not conflict with Executive’s obligations under this Agreement, and provided further that if the Company determines in good faith that any Outside Activity is inconsistent with applicable law or the Company policy, or conflicts with Executive’s obligations under this Agreement, Executive will cease any such Outside Activity upon written notice from the Company’s Board of Directors.

4.	Cash Compensation.

a.	Base Salary. During the Term of this Agreement, Executive shall receive a base salary (the “Base Salary”) at a gross rate of $18,666.66 per month ($224,000 per annum), payable in substantially equal installments in accordance with the Company’s normal payroll practices for payment of its employees, as in effect from time to time. Executive’s Base Salary shall be subject to adjustment from time to time, as determined by the Company’s Board of Directors in its sole discretion.

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

b.	Bonuses or Other Compensation. During the Term of this Agreement, the Company’s Board of Directors, in its sole discretion, may award additional compensation to Executive other than as specifically provided by this Agreement, in either or both monetary or non-monetary forms.

5.	Equity Compensation.

a.	Initial Stock Option Grants. In connection with Executive serving as President and Chief Executive Officer of the Company, Executive was granted the fully-vested option to purchase Fifty Thousand (50,000) shares of Company common stock pursuant to that certain nonqualified stock option agreement entered into by and between Company and Executive as of the 1st day of June 2011 (the “2011 Stock Option Agreement”) and Company’s 2011 Equity Incentive Plan (the “Plan”).

b.	Annual Stock Option Grants. For so long as Executive remains employed by the Company, on each anniversary of the Effective Date, Company hereby agrees to grant and Executive hereby agrees to accept as of such anniversary (the “Grant Date”) an unvested, nonqualified option to purchase Twenty-Five Thousand (25,000) shares of Company common stock with a per share exercise price equal to the fair market value as of each such share as determined on the Grant Date (the “Annual Option Grant”). Absent separate agreement between Executive and the Company’s Board of Directors, all such annual grants will cease as of the termination of Executive’s employment with the Company. Each respective Annual Option Grant shall be subject to a vesting schedule such that Executive’s right to exercise such options shall vest pro rata over the ensuing twelve (12) consecutive calendar month period beginning with the Grant Date, with each such pro rata portion thereof continuing to vest so long as Executive remains employed under the terms of this Agreement with Company on the last day of each such monthly period. Except for the Grant Date and exercise price, the Annual Option Grant shall be subject to the same terms and conditions as the 201_ Stock Option Agreement and otherwise subject to the terms and conditions of the Plan or any successor incentive equity plan thereof.

c.	Additional Stock Option Grants. In its sole discretion, the Company may grant to Executive from time to time other stock options to purchase additional shares of Company common stock, also pursuant to the Plan and such other terms and conditions set forth at the time of such grant (the “Additional Option Grants,” and together with the “Initial Option Grants” and “Annual Option Grants,” the “Option Grants”) and may also grant other forms of equity as permitted by the Plan.

d.	Change of Control. In the event the Company undergoes a Change of Control (as defined herein), 100% of the then-unvested right to purchase shares of Company common stock under the then in effect Option Grants shall vest in full and the option grants thereunder shall be fully exercisable, subject, however, to all other terms and conditions thereof remaining in full force and effect.

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

6.	Executive Benefits.

a.	Generally. During the Term of this Agreement, Executive shall be eligible to participate in all benefit and fringe benefit plans made available to other executive officers of the Company. Any such participation shall be subject to the terms and conditions of the applicable plan documents, applicable law, generally applicable Company policies, and the discretion of the Company, all as provided for in or contemplated by such plans. Subject to the terms of such plans and applicable law, the Company may alter, modify, add to or delete its employee benefit plans at any time, in its sole discretion, without recourse by Executive.

b.	Vacation. Executive shall be entitled to three (3) weeks per year paid vacation time as provided in the Company’s vacation policies and procedures as in effect from time to time. Executive may take accrued vacation at such time or times as are mutually agreed upon by Executive and the Company. All matters relating to vacation time, including but not limited to accrual, carryover and forfeiture of vacation time, shall be governed by, and Executive agrees to be bound by, the Company’s policies and procedures regarding vacation time as in effect from time to time.

c.	Executive Discretionary Expenditures. Upon the Effective Date and throughout the duration of Executive’s employment with the Company, the Company shall reimburse to Executive for executive discretionary expenditures, including, but not limited to, life insurance (with Executive naming a personally selected beneficiary), car lease, country club memberships, etc., up to a maximum of thirteen thousand dollars ($13,000) annually. Such reimbursements shall be made within ten (10) calendar days of the date on which each is presented with a statement for payment.

7.	Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. The Company and/or its Board of Directors, in its discretion, may periodically audit or review such expenses to ensure they are for legitimate business expenses.

8.	Deduction and Withholding. Notwithstanding any other provision of this Agreement, any payments or benefits hereunder shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions, as the Company reasonably determines it should withhold pursuant to any applicable law or regulation.

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

9.	Termination of Agreement.

a.	Termination Date. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the first to occur of (i) any of the following, at the time set forth therefore (the “Termination Date”):

i.	Mutual Termination. At any time by the mutual written agreement of Company and Executive;

ii.	Death or Disability. Immediately upon the death of Executive or, subject to applicable law, if any, a determination by Company that Executive is or has become Disabled;

iii.	Voluntary Termination By Executive. Four (4) weeks following Executive’s written notice to Company of termination of employment; provided, however, that Company may waive all or a portion of such notice period and accelerate the effective date of such termination (termination pursuant to this Subsection being referred to herein as “Voluntary” termination);

iv.	Termination For Cause By Company. Immediately following notice of termination for “Cause” given by Company (as defined below) and failure by Executive to Cure (as defined below), if applicable, with such notice specifying such Cause (termination pursuant to this Subsection being referred to herein as termination for “Cause”);

v.	Termination Without Cause By Company. Notwithstanding any other provision in this Agreement to the contrary, including, but not limited to Section 1 above, Company may terminate without Cause Executive’s employment under this Agreement on four (4) weeks’ notice (termination pursuant to this Subsection being referred to herein as termination “Without Cause”); or

vi.	Termination For Good Reason by Executive. Subject to the notice and remedy provisions described in Section 14(d) below, at the election of Executive for Good Reason so long as the Separation From Service (as such phrase is defined in Internal Revenue Code of 1986, as amended (the “Code”) Section 409A; Treasury Regulations Section 1.409A-1(h)) on account of any such condition occurs not later than sixty (60) days following the expiration of the thirty-day (30-day) remedy period described in Section 14(d) below ;

b.	No limitation on Remedies. Termination pursuant to this Section 9 shall be in addition to and without prejudice to any other right or remedy to which Company may be entitled at law, in equity, or under this Agreement.

10.	Basics Rights at Termination. In the event Executive’s employment with the Company is terminated for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (c) unreimbursed business expenses required to be reimbursed to Executive in accordance with and subject to Company’s policies applicable thereto; and (d) rights of indemnification to which Executive may be entitled as of the Termination Date under the Company’s Articles of Incorporation, Bylaws, this Agreement, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to amounts and benefits specified in Section 11(b) of this Agreement.

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

11.	Severance.

a.	Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to Section 10(d), Executive will receive: (i) continued payment of the of Executive’s Base Salary as is in effect on the Termination Date (less applicable tax withholdings) for that six (6) consecutive calendar month period thereafter, such amounts to be paid out monthly in accordance with the Company’s normal payroll policies; (ii) six (6) months accelerated vesting with respect to Executive’s then outstanding, unvested equity awards; (iii) extension of the exercise period for all Executive’s outstanding stock options to the latter of 165 calendar days from the date of termination or the expiration date of the stock options; (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (x) six (6) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law or (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans; and (v) assignment by Company of the life insurance as set forth in Section 6(c). The Executive agrees that such payments could be delayed if the Company’s capitalization at the time of termination is less than $3,000,000.

b.	Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 10(d), Executive will receive: (i) continued payment of twelve (12) month’s Base Salary, less applicable tax withholdings, in accordance with the Company’s normal payroll policies; (ii) full vesting with respect to Executive’s then outstanding unvested equity awards; (iii) extension of the exercise period for all Executive’s outstanding stock options to the latter of 165 calendar days from the date of termination or the expiration date of the stock options; (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (x) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA or similar state law), or (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans; and (v) assignment by Company of the life insurance as set forth in Section 6(c). The Executive agrees that such payments could be delayed if the Company’s capitalization at the time of termination is less than $5,000,000.

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

c.	Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated voluntarily by him, including due to his death or Disability, without Good Reason or is terminated for Cause by the Company, then, except as otherwise provided in the first sentence of Section 10 above, (1) all further vesting of Executive’s outstanding equity awards will terminate immediately; and (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately.

d.	Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to this Section 11 will be subject to and conditioned on Executive first signing and not otherwise revoking a separation agreement and release of claims in substantially the form appended hereto as Exhibit A (the “Release Agreement”). For this purpose, the Release Agreement must be signed by Executive and returned to the Company no later than thirty (30) days following the Termination Date in accordance with the terms of the Release Agreement. Notwithstanding any other provision of this Agreement to the contrary, no severance or other benefits will be paid or provided unless the Release Agreement becomes effective, and any severance amounts or benefits otherwise payable between the date the Termination Date and the forty-fifth (45th) day following the Termination Date will be paid on such forty-fifth (45th) day.

e.	No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

12.	Excise Tax Gross-Up. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive will receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the federal and state income and employment taxes and additional excise taxes arising from the payments made to Executive by the Company pursuant to this sentence. However, the Company may elect not to make payments under the preceding sentence to the extent it reasonably determines that (a) the “parachute payments” arise from the acceleration of options with exercise prices exceeding the price at which the underlying shares could be sold on the date of the Change in Control and (b) any payments under the preceding sentence would not significantly benefit the Executive. Unless Executive and the Company agree otherwise in writing, the determination of Executive’s excise tax liability, if any, and the amount, if any, required to be paid under this Section 12 will be made in writing by a certified public accounting firm selected by the Company and reasonably acceptable to the Executive (the “Accountants”). For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 12. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12. Any payment to Executive under this Section 12 shall be made within thirty (30) days following receipt by the Company of the report of the Accountants setting forth such determination, but in no event later than March 30 of the calendar year following the calendar year in which Executive’s employment is terminated.

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

13.	Deferral of Payments in excess of Code Section 162(m) Limitation. Notwithstanding any provision of this Agreement or any other agreement entered into by and between Company and Executive, Company may further elect to delay the payment of any Section 162(m) Excess Compensation until (a) the Executive’s first taxable year in which Company reasonably anticipates or should reasonably anticipate if payment is made during such year, the deduction would not be barred by the application of Section 162(m) or (b) during the period beginning with the date of the Executive Separation From Service and ending on the later of the last day of the taxable year of Company in which Executive separates from service or the 15th day of the third month following the Executive’s Separation From Service; provided, further, that where any scheduled payment to Executive in Company’s taxable year is delayed in accordance with this paragraph, the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to that Executive that could be delayed in accordance with this paragraph are also delayed. Where the payment is delayed to a date on or after Executive’s Separation From Service, the payment will be considered a payment upon a Separation From Service for purposes of the rules under Section 1.409A-3(i)(2) (payments to specified employees upon a Separation From Service) and, in the case of a specified employee, the date that is six months after Executive’ Separation From Service is substituted for any reference to Executive’s Separation From Service in the first sentence of this paragraph. For purposes of this Agreement, the phrase “Section 162(m) Excess Compensation” shall mean that amount payable under this Agreement (when aggregated with all other payments paid or to be paid by Executive and which are covered by Code Section 162(m)) to the extent Company reasonably anticipates that if paid as scheduled, Company’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m).

14.	Definitions.

a.	Cause. For purposes of this Agreement, “Cause” will mean:

i.	Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes in reasonable detail the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive the opportunity to present to the Board his good faith reasons for not so performing and, if the Board does not agree with such reasons, with thirty (30) days to take corrective action;

ii.	Executive’s conviction of, or plea of nolo contendere to, a felony;

iii.	A breach of any fiduciary duty owed to the Company by Executive;

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

iv.	Executive being found individually liable in any Securities and Exchange

Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);

v.	Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

vi.	Executive’s disqualification or bar by any U.S, governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive’s loss of any U.S. governmental or self-regulatory license that is reasonably necessary for Executive to perform his responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).

b.	Change in Control. For purposes of this Agreement, “Change in Control” will mean any change in the ownership, change in the effective control, or change in the substantial ownership of assets, within the meaning of those terms in Treasury Regulations Section 1.280G-1, Q&A 27 through and including 29, of the Company.

c.	Change of Control. For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:

i.	The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

ii.	The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of either (1) a plan of complete liquidation of the Company or (2) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

iii.	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

d.	Disability. For purposes of this Agreement, “Disability” will mean Executive’s inability to substantially perform his duties under this Agreement as a result of incapacity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of twelve (12) months.

e.	Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following conditions, without Executive’s express written consent; provided, however, that Executive’s employment is terminated no later than one hundred eighty (180) days following the initial existence of one or more of the following conditions; provided further, that Executive must provide the Company notice of Good Reason within ninety (90) days of the initial existence of one of the following conditions, upon which notice the Company shall then have thirty (30) days in which to remedy the condition, under which circumstances the Company shall not be required to pay any amounts specified in Section 11 of this Agreement:

i.	A material diminution in Executive’s authority, duties or responsibilities in effect immediately prior to such diminution;

ii.	A material diminution in Executive’s Base Salary that persists for longer than 12 months;

iii.	A material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a Company officer or employee instead of reporting directly to the board of directors of the Company

iv.	A change of more than 75 air miles, measured from the geographic location at which Executive is to perform his services to the Company on the Effective Date, in the geographic location at which Executive must perform his services to the Company; or

v.	Any other action or inaction that constitutes a material breach by the Company of this Agreement.

f.	In Connection with a Change of Control. For purposes of this Agreement, a termination by Company of Executive’s employment with the Company is in Connection with a “Change of Control” if Executive’s employment is terminated by Company without Cause or by Executive for Good Reason within three (3) months prior or twelve (12) months following a Change of Control.

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

15.	Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation, Bylaws, this Agreement, or separate indemnification agreement, as applicable, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

16.	Section 409A.

a.	Payment of Severance Benefits. The phrase “Executive’s employment is terminated” and similar or related terms and phrases used in this Agreement shall have the same meaning as or refer to Executive’s experiencing a “separation from service,” within the meaning of Section 409A of the Code and any final regulations and official guidance promulgated thereunder (“Section 409A Authority”). Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A Authority will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A Authority. In addition, if Executive is a “specified employee” within the meaning of Section 409A Authority at the time Executive’s employment is terminated (other than due to death), then any severance benefits payable to Executive under this Agreement, and any other severance payments or separation benefits payments that constitute a “deferral of compensation” under Section 409A Authority (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following the date Executive’s employment is terminated will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following the date his employment is terminated but prior to the six (6) month anniversary of that date, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Executive’s estate as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment of severance benefits to Executive under this Agreement that is made on or before March 14 of the calendar year following Executive’s employment is terminated and is intended to not constitute a “deferral of compensation” by virtue of the “short term deferral” rule of Treasury Regulations Section 1.409A-1(b)(4) shall constitute a “separate payment” for purposes of application of that rule.

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

b.	Amendments to this Agreement with Respect to Section 409A. The severance payments and other benefits provided under this Agreement are intended to not constitute a “deferral of compensation” under Section 409A Authority to the extent possible, or, to the extent not so possible, to comply with the requirements of Sections 409A(a)(2),(3) and (4) of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the income inclusion, additional tax or interest provisions of Section 409A(a)(1), and any ambiguities herein will be interpreted in accordance with that intent The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or interest or income recognition prior to actual payment to Executive under Section 409A(a)(1).

c.	Payments. The Company and Executive intend that each installment of payments and benefits provided under this Agreement shall be treated as a separate identified payment for purposes of Section 409A and that neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments independent of this Agreement or benefits if a determination is made in good faith that any such acceleration or deferral would present a risk that Executive would be subject to any tax under Section 409A.

d.	No Guarantee of Tax Consequences. Executive acknowledges and agrees that nothing in this Agreement shall be construed as a covenant by the Company that no payment will be made or benefit will be provided under this Agreement which will be subject to taxation under Section 409A or as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Agreement, including any tax consequences under Section 409A. Finally, Executive agrees that, as between the Company and Executive, Executive shall be responsible for paying all taxes and additions thereto or thereon due with respect to any and all payments and benefits made under this Agreement.

17.	Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or by registered mail, return receipt requested, addressed, if to the Company, to the attention of the Company’s Chairman of the Board of Directors at the Company’s principal offices or to such other address as the Company may designate in writing to Executive, and if to Executive, to his most recent home address on file with the Company. Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by registered mail, on the date shown on the applicable return receipt.

18.	Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be amended, supplemented, revised or otherwise modified except by a writing signed by the parties hereto.

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

19.	Assignment. This Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall have all the rights and obligations of the Company under this Agreement.

20.	Captions, Sections and Headings. Captions, sections and headings herein have been inserted solely for convenience of reference and in no way limit the scope or substance of any provision of this Agreement.

21.	Severability. If any of the provisions of this Agreement is held to be excessively broad by any agency, tribunal or court of competent jurisdiction, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by any agency, tribunal or court of competent jurisdiction, even after the reformation and construction as described in the preceding sentence, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

22.	Injunctive Relief. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.

23.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMMERCIAL MATTERS, INCLUDING EMPLOYMENT AGREEMENTS, ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES (IF ANY) BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS EMPLOYMENT AGREEMENT OR MATTERS RELATED HERETO.

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

24.	Opportunity to Obtain Counsel. In connection with the preparation of this Agreement, Executive acknowledges and agrees that: (a) Executive has been advised that his interests may be opposed to the interests of Company and, accordingly, Company counsel’s representation in the negotiation of this Agreement may not be in the best interests of Executive; and (b) Executive has retained separate legal counsel. Executive warrants and agrees that he has read and fully understands the terms and conditions of this Agreement. By signing this Agreement, Executive is affirming that he has freely and of Executive’s own volition acknowledged and agreed to all terms and conditions contained in this Agreement.

25.	Construction and Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself, or through its agent, prepared the same, and it is expressly agreed and acknowledged that Company and Executive and each of his and its representatives, legal and otherwise, have participated in the preparation hereof.

26.	No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

27.	Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

28.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart. No counterpart shall be effective until each party has executed at least one counterpart. For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

[signature page follows]

Inhibikase Therapeutics, Inc.	Employment Agreement	Milton H. Werner, Ph.D.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a binding contract as of the date first above written.

COMPANY		EXECUTIVE

INHIBIKASE THERAPEUTICS, INC.		MILTON H. WERNER, PH.D.

By: /s/ Milton Werner
By:	/s/ Lisa Evrén
Lisa Evrén, Director

By:	/s/ Anthony Zook
Anthony Zook, Director

By:	/s/ Steven Gilman
Steven Gilman, PhD, Director

By:	/s/ Peter Mueller
Peter Mueller, PhD, Director